Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES FIRST QUARTER EARNINGS OF $0.40 PER DILUTED SHARE; DECLARES CASH DIVIDEND

NORWICH, NY (April 27, 2009) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that net income for the three months ended March 31, 2009 was $13.1 million, down $0.6 million, or 4.7%, from net income of $13.7 million reported for the same period in 2008.  Net income per diluted share for the three months ended March 31, 2009 was $0.40 per share, compared with $0.43 per share for 2008.  Return on average assets and return on average equity were 0.99% and 12.14%, respectively, for the three months ended March 31, 2009, compared with 1.07% and 13.68%, respectively, for 2008.

 NBT President and CEO Martin Dietrich said: “Our first quarter results were down slightly from the same period in 2008 primarily due to higher FDIC premiums which were imposed on all FDIC insured financial institutions.  I am pleased with our performance as we were able to grow our net interest income over last year by more than 9% due to effective management of our earning assets and liabilities in this challenging economic environment. Compared with the first quarter of 2008, our noninterest income grew by more than 21%, which is important to our success.  While these positive trends have been encouraging, we were negatively affected in a few areas, due in part to the recent struggles of the financial services industry and the economy in general.  Most notably, our FDIC premiums increased by approximately $1.3 million in the first quarter of 2009, as compared with the first quarter of 2008, due to increased assessment rates.  In addition, our pension expenses increased significantly in the first quarter due to the volatile marketplace and its impact on plan assets.  On a positive note, in the beginning of the second quarter we were able to raise approximately $34 million in capital through an additional public offering of our common stock on favorable terms, while simultaneously being added to the Standard & Poor’s SmallCap 600 Index.  Inclusion in this index is a very significant event for our Company, since it reinforces and recognizes our strong financial performance.  While we anticipate that the rest of 2009 will be very challenging for the financial services industry, we are confident that we can continue to meet these challenges and deliver long-term value to our shareholders and customers.”

 Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at March 31, 2009 were $27.3 million or 0.75% of total loans and leases compared with $26.5 million or 0.73% at December 31, 2008.  The allowance for loan and lease losses totaled $59.3 million at March 31, 2009, compared with $58.6 million at December 31, 2008.  The Company recorded a provision for loan and lease losses of $6.5 million during the first quarter of 2009 compared with $6.5 million for the three months ending March 31, 2008.  Net charge-offs totaled $5.7 million for the three-month period ended March 31, 2009, up from $4.2 million for the three months ended March 31, 2008.  The increase in net charge-offs for the three months ended March 31, 2009, compared with the three months ended March 31, 2008, was due primarily to increased charge-offs in the first quarter of 2009 related to indirect consumer loans and small business loans.  The Company’s allowance for loan and lease losses was 1.63% of loans and leases at March 31, 2009, compared with 1.61% at March 31, 2008.

Net Interest Income

Net interest income was up 9.2% to $48.1 million for the three months ended March 31, 2009, compared with $44.1 million for the three months ended March 31, 2008. The Company’s fully taxable equivalent (FTE) net interest margin was 4.09% for the three months ended March 31, 2009, as compared with 3.84% for the three months ended March 31, 2008.  In addition, the Company experienced a 3.0% growth in average earning assets for the three months ended March 31, 2009, compared with the three months ended March 31, 2008, due primarily to an increase in average loans and leases.

  Although the yield on interest-earning assets decreased 57 basis points for the three months ended March 31, 2009, the yield on interest-bearing liabilities declined 98 basis points, which led to the increase in the net interest margin from the three months ended March 31, 2008.  The yield on money market deposit accounts was 1.34% for the three months ended March 31, 2009, down from 2.37% for the three months ended March 31, 2008.  The yield on time deposits decreased 124 basis points for the same period.  The yield on short-term borrowings declined 270 basis points for the three months ended March 31, 2009, compared with the three months ended March 31, 2008, as a result of the 200 basis point drop in the Federal Reserve’s target for the federal funds rate from 2.25% at March 31, 2008 to 0.25% at March 31, 2009.

Noninterest Income

Noninterest income for the three months ended March 31, 2009 was $19.6 million, up $3.5 million or 21.7% from $16.1 million for the same period in 2008.  The increase in noninterest income was due primarily to an increase in broker/dealer and insurance revenue of approximately $4.2 million for the three months ended March 31, 2009, primarily due to the acquisition of Mang Insurance Agency, LLC during the third quarter of 2008.  This increase was partially offset by a decrease in trust administration income of $0.4 million for the three months ended March 31, 2009, compared with the same period in 2008.  This decrease was primarily the result of a decline in the value of trust assets under administration.

Noninterest Expense and Income Tax Expense

Noninterest expense for the three months ended March 31, 2009 was $42.3 million, up from $34.0 million for the same period in 2008.  Salaries and employee benefits increased $4.7 million, or 27.8%, for the three months ended March 31, 2009, compared with the same period in 2008.  This increase was due primarily to increases in full-time-equivalent employees during 2009, largely due to new branch activity and the aforementioned acquisition.  In addition, the Company experienced increases of approximately $0.8 million and $0.4 million in pension and medical expenses, respectively, for the three months ended March 31, 2009 as compared with the same period in 2008.  Occupancy, equipment and data processing and communications expenses were $9.5 million for the three months ended March 31, 2009, up $0.9 million, or 10.2%, from $8.6 million for the three months ended March 31, 2008.  This increase was due primarily to an increase in expenses related to new branch activity during the past nine months.  Professional fees and outside services decreased $0.4 million for the three months ended March 31, 2009, compared with the same period in 2008, due primarily to professional fees incurred in 2008 related to noninterest income initiatives.  Amortization of intangible assets was $0.8 million for the three months ended March 31, 2009, up from $0.4 million for same period in 2008 due to the aforementioned acquisition.  Other operating expenses were $4.1 million for the three months ended March 31, 2009, up $1.0 million from $3.1 million for the three months ended March 31, 2008.  This increase resulted primarily from various nonrecurring recoveries in 2008.  FDIC expenses increased approximately $1.3 million for the three months ended March 31, 2009, compared with the same period in 2008.    Income tax expense for the three months ended March 31, 2009 and 2008 was $5.9 million.  The effective rates were 31.0% and 30.2% for the three months ended March 31, 2009 and 2008, respectively.

Balance Sheet

Total assets were $5.4 billion at March 31, 2009, up $70.1 million or 1.3% from $5.3 billion at December 31, 2008.  Loans and leases were $3.6 billion at March 31, 2009, down nominally from December 31, 2008.  Total deposits were $4.1 billion at March 31, 2009, up $152.7 million or 3.9% from December 31, 2008.  The increase from December 31, 2008 was due in large part to a $177.7 million, or 9.4%, increase in NOW, savings and money market accounts, partially offset by a $27.6 million decrease in time deposits.  Stockholders’ equity was $442.6 million, representing a total equity-to-total assets ratio of 8.19% at March 31, 2009, compared with $431.8 million or a total equity-to-total assets ratio of 8.09% at December 31, 2008.

Stock Repurchase Program

The Company made no purchases of its common stock securities during the quarter ended March 31, 2009.  At March 31, 2009, there were 1,000,000 shares available for repurchase under a previously announced stock repurchase plan.  This plan was authorized on January 28, 2008 in the amount of 1,000,000 shares and expires on December 31, 2009.

Dividend Declared

The NBT Board of Directors declared a 2009 second-quarter cash dividend of $0.20 per share at a meeting held today. The dividend will be paid on June 15, 2009, to shareholders of record as of June 1, 2009.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $5.4 billion at March 31, 2009. The company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies. NBT Bank, N.A. has 122 locations, including 84 NBT Bank offices in upstate New York and 38 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. Mang Insurance Agency, LLC, based in Binghamton, NY, is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.manginsurance.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (7) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

	NBT Bancorp Inc. and Subsidiaries
	SELECTED FINANCIAL HIGHLIGHTS
	(unaudited)
			Net	Percent
	2009	2008	Change	Change
	(dollars in thousands, except per share data)

Three Months Ended March 31,
Net Income	$13,072	$13,716	$(644)	-5%
Diluted Earnings Per Share	$0.40	$0.43	$(0.03)	-7%
Weighted Average Diluted
Common Shares Outstanding	32,644,599	32,251,700	392,899	1%
Return on Average Assets (1)	0.99%	1.07%	-0.08%	-7%
Return on Average Equity (1)	12.14%	13.68%	-1.54%	-11%
Net Interest Margin (2)	4.09%	3.84%	0.25%	7%

Asset Quality	March 31,	December 31,
	2009	2008
Nonaccrual Loans	$24,747	$24,191
90 Days Past Due and Still Accruing	$2,537	$2,305
Total Nonperforming Loans	$27,284	$26,496
Other Real Estate Owned	$1,254	$665
Total Nonperforming Assets	$28,538	$27,161
Past Due Loans	$33,982	$33,098
Allowance for Loan and Lease Losses	$59,311	$58,564
Year-to-Date (YTD) Net Charge-Offs	$5,704	$22,800
Allowance for Loan and Lease Losses to Total Loans and Leases	1.63%	1.60%
Total Nonperforming Loans to Total Loans and Leases	0.75%	0.73%
Total Nonperforming Assets to Total Assets	0.53%	0.51%
Past Due Loans to Total Loans and Leases	0.93%	0.91%
Allowance for Loan and Lease Losses to Total Nonperforming Loans	217.38%	221.03%
Net Charge-Offs to YTD Average Loans and Leases	0.63%	0.64%

Capital
Equity to Assets	8.19%	8.09%
Book Value Per Share	$13.55	$13.24
Tangible Book Value Per Share	$9.34	$9.01
Tier 1 Leverage Ratio	7.47%	7.17%
Tier 1 Capital Ratio	10.11%	9.75%
Total Risk-Based Capital Ratio	11.36%	11.00%

Quarterly Common Stock Price	2009		2008		2007
Quarter End	High	Low	High	Low	High	Low
March 31	$28.37	$15.42	$23.65	$17.95	$25.81	$21.73
June 30			25.00	20.33	23.45	21.80
September 30			36.47	19.05	23.80	17.10
December 31			30.83	21.71	25.00	20.58

(1)  Annualized
(2)  Calculated on a FTE basis

	NBT Bancorp Inc. and Subsidiaries
	SELECTED FINANCIAL HIGHLIGHTS
	(unaudited)

	March 31,	December 31,	Net	Percent
	2009	2008	Change	Change
	(dollars in thousands, except per share data)
Balance Sheet
Loans and Leases	$3,648,384	$3,651,911	$(3,527)	0%
Earning Assets	$4,992,706	$4,933,099	$59,607	1%
Total Assets	$5,406,234	$5,336,088	$70,146	1%
Deposits	$4,075,919	$3,923,258	$152,661	4%
Stockholders’ Equity	$442,598	$431,845	$10,753	2%

	2009	2008
Average Balances	(dollars in thousands, except per share data)
Three Months Ended March 31,
Loans and Leases	$3,658,682	$3,466,360	$192,322	6%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,089,512	$1,120,257	$(30,745)	-3%
Securities Held To Maturity	$138,700	$152,860	$(14,160)	-9%
Regulatory Equity Investment	$38,852	$37,509	$1,343	4%
Short-Term Interest Bearing Accounts	$2,684	$8,400	$(5,716)	-68%
Total Earning Assets	$4,928,430	$4,785,386	$143,044	3%
Total Assets	$5,351,476	$5,164,344	$187,132	4%
Interest Bearing Deposits	$3,312,594	$3,232,999	$79,595	2%
Non-Interest Bearing Deposits	$680,835	$659,417	$21,418	3%
Short-Term Borrowings	$148,448	$303,576	$(155,128)	-51%
Long-Term Borrowings	$706,660	$500,294	$206,366	41%
Total Interest Bearing Liabilities	$4,167,702	$4,036,869	$130,833	3%
Stockholders’ Equity	$436,685	$403,165	$33,520	8%

NBT Bancorp Inc. and Subsidiaries	March 31,	December 31,
Consolidated Balance Sheets (unaudited)	2009	2008
(in thousands)

ASSETS
Cash and due from banks	$98,753	$107,409
Short term interest bearing accounts	80,580	2,987
Securities available for sale, at fair value	1,111,372	1,119,665
Securities held to maturity (fair value of $140,423 and $141,308 at March 31, 2009 and December 31, 2008, respectively)	139,195	140,209

Federal Reserve and Federal Home Loan Bank stock	37,920	39,045
Loans and leases	3,648,384	3,651,911
Less allowance for loan and lease losses	59,311	58,564
Net loans and leases	3,589,073	3,593,347
Premises and equipment, net	64,951	65,241
Goodwill	114,838	114,838
Intangible assets, net	22,784	23,367
Bank owned life insurance	72,111	72,276
Other assets	72,916	56,297
TOTAL ASSETS	$5,406,234	$5,336,088

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$688,116	$685,495
Savings, NOW, and money market	2,063,222	1,885,551
Time	1,324,581	1,352,212
Total deposits	4,075,919	3,923,258
Short-term borrowings	127,187	206,492
Long-term debt	616,078	632,209
Trust preferred debentures	75,422	75,422
Other liabilities	69,030	66,862
Total liabilities	4,963,636	4,904,243

Total stockholders' equity	442,598	431,845

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,406,234	$5,336,088

	Three months ended
NBT Bancorp Inc. and Subsidiaries	March 31,
Consolidated Statements of Income (unaudited)	2009	2008
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$55,411	$58,617
Securities available for sale	12,375	13,746
Securities held to maturity	1,234	1,514
Other	361	775
Total interest, fee and dividend income	69,381	74,652
Interest expense:
Deposits	13,839	22,698
Short-term borrowings	147	2,340
Long-term debt	6,197	4,302
Trust preferred debentures	1,086	1,247
Total interest expense	21,269	30,587
Net interest income	48,112	44,065
Provision for loan and lease losses	6,451	6,478
Net interest income after provision for loan and lease losses	41,661	37,587
Noninterest income:
Trust	1,409	1,774
Service charges on deposit accounts	6,297	6,525
ATM and debit card fees	2,182	2,097
Broker/dealer and insurance revenue	5,338	1,107
Net securities gains	-	15
Bank owned life insurance income	872	807
Retirement plan administration fees	1,741	1,708
Other	1,751	2,062
Total noninterest income	19,590	16,095
Noninterest expense:
Salaries and employee benefits	21,427	16,770
Office supplies and postage	1,530	1,339
Occupancy	4,165	3,610
Equipment	2,022	1,825
Professional fees and outside services	2,722	3,099
Data processing and communications	3,295	3,170
Amortization of intangible assets	813	391
Loan collection and other real estate owned	748	567
FDIC expenses	1,529	188
Other operating	4,054	3,075
Total noninterest expense	42,305	34,034
Income before income taxes	18,946	19,648
Income taxes	5,874	5,932
Net income	$13,072	$13,716
Earnings Per Share:
Basic	$0.40	$0.43
Diluted	$0.40	$0.43

NBT Bancorp Inc. and Subsidiaries Quarterly Consolidated Statements of Income (unaudited)	1Q 2009	4Q 2008	3Q 2008	2Q 2008	1Q 2008
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$55,411	$58,164	$58,154	$57,220	$58,617
Securities available for sale	12,375	13,434	13,451	13,417	13,746
Securities held to maturity	1,234	1,253	1,343	1,478	1,514
Other	361	436	673	739	775
Total interest, fee and dividend income	69,381	73,287	73,621	72,854	74,652
Interest expense:
Deposits	13,839	16,371	18,351	18,712	22,698
Short-term borrowings	147	382	763	1,362	2,340
Long-term debt	6,197	6,401	6,310	5,629	4,302
Trust preferred debentures	1,086	1,200	1,154	1,146	1,247
Total interest expense	21,269	24,354	26,578	26,849	30,587
Net interest income	48,112	48,933	47,043	46,005	44,065
Provision for loan and lease losses	6,451	7,721	7,179	5,803	6,478
Net interest income after provision for loan and lease losses	41,661	41,212	39,864	40,202	37,587
Noninterest income:
Trust	1,409	1,685	1,720	2,099	1,774
Service charges on deposit accounts	6,297	7,266	7,414	6,938	6,525
ATM and debit card fees	2,182	2,176	2,334	2,225	2,097
Broker/dealer and insurance fees	5,338	3,915	2,338	1,366	1,107
Net securities (losses) gains	-	(8)	1,510	18	15
Bank owned life insurance income	872	2,484	924	708	807
Retirement plan administration fees	1,741	1,468	1,461	1,671	1,708
Other	1,751	1,244	1,261	1,394	2,062
Total noninterest income	19,590	20,230	18,962	16,419	16,095
Noninterest expense:
Salaries and employee benefits	21,427	20,633	16,850	16,906	16,770
Office supplies and postage	1,530	1,354	1,322	1,331	1,339
Occupancy	4,165	3,385	3,359	3,427	3,610
Equipment	2,022	1,944	1,908	1,862	1,825
Professional fees and outside services	2,722	2,651	2,205	2,521	3,099
Data processing and communications	3,295	3,254	3,155	3,115	3,170
Amortization of intangible assets	813	874	462	378	391
Loan collection and other real estate owned	748	692	505	730	567
Impairment on lease residual assets	-	-	2,000	-	-
FDIC expenses	1,529	827	614	184	188
Other operating	4,054	4,684	4,678	4,969	3,075
Total noninterest expense	42,305	40,298	37,058	35,423	34,034
Income before income taxes	18,946	21,144	21,768	21,198	19,648
Income taxes	5,874	6,247	6,685	6,541	5,932
Net income	$13,072	$14,897	$15,083	$14,657	$13,716
Earnings per share:
Basic	$0.40	$0.46	$0.47	$0.46	$0.43
Diluted	$0.40	$0.45	$0.46	$0.45	$0.43